SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                        Date of Report: May 19, 1999



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




           Delaware                                    52-1555759
        (State of Incorporation)                     (I.R.S. Employer
                             Identification No.)



              35 West Watkins Mill Road, Gaithersburg, MD 20878
              (Address of principal executive office (Zip Code)


      Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.


MEDIMMUNE, INC.
Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated April 21, 1999:

FOR IMMEDIATE RELEASE
Contacts:
Mark E. Kaufmann                William C. Roberts
MedImmune, Inc.                 MedImmune, Inc.
Director, Planning and Analysis Investor and Media Relations
301-417-0770 x321               301-417-0770 x358

http://www.medimmune.com

             MEDIMMUNE FIRST QUARTER PRODUCT SALES NEARLY TRIPLE
           - Synagis Launch Reaches $226 million in First Season -

Gaithersburg, MD, April 21, 1999 -- MedImmune, Inc. (Nasdaq: MEDI) today reported net sales of Synagis (palivizumab) in first quarter 1999 of $116.2 million and total product sales of $127.0 million, nearly triple first quarter 1998. Net sales of Synagis for the 1998/1999 respiratory syncytial virus (RSV) season have been $225.9 million through March 31, 1999. Earnings per share more than doubled to $0.45 per share, diluted and fully taxed, on
65.5 million shares in first quarter 1999 from $0.21 per share, diluted but untaxed, on 63.2 million shares in first quarter 1998.

"The Synagis U.S. launch has been one of the most successful in the history of biotech," said Wayne T. Hockmeyer, Ph.D., Chairman and Chief Executive Officer. "We are pleased with the initial response to the product and estimate that we reached 15 to 20 percent of the children who could potentially benefit from Synagis in this first season. We are focused now on expanding the usage of Synagis in the United States during next RSV season and look forward to launching Synagis in markets outside the United States through our partner at Abbott International during the next season as well. We also continue to work to expand the market potential for Synagis through ongoing clinical trials in additional patient populations."

Dr. Hockmeyer added that, "Beyond Synagis we continue to make excellent progress with the development of our R&D pipeline, with five additional product candidates currently in clinical trials and two new product candidates expected to enter the clinic by the end of this year. While much of the focus is currently on our commercial success with Synagis, it is important to remember that our R&D base has also never been stronger."

Total revenues in first quarter 1999 increased 117 percent to $128.7 million from $59.3 million in first quarter 1998. Revenues in first quarter 1999 included: 1) net product sales of $116.2 million for Synagis; 2) net product sales of $9.7 million for CytoGam (Cytomegalovirus Immune Globulin Intravenous (Human)); 3) net product sales of $1.1 million for RespiGam and by-products resulting from the production of CytoGam and RespiGam; and 4) $1.7 million for payments associated primarily with government research grants and MedImmune's collaboration with SmithKline Beecham regarding MedImmune's human papillomavirus (HPV) vaccine. Revenues in first quarter 1998 included: 1) net product sales of $32.1 million for RespiGam; 2) net product sales of $10.8 million for CytoGam; and 3) $16.4 million for other revenues including a $15 million up-front payment from SmithKline Beecham to enter into the HPV collaboration. Since its launch in September 1998, Synagis has largely replaced RespiGam in the marketplace, as expected by the Company.

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

In first quarter 1999, product gross margins improved to 75 percent from 48 percent in first quarter 1998 primarily because of product mix. Synagis has higher product gross margins than RespiGam and CytoGam. In first quarter 1999, research and development expenses increased 55 percent to $8.8 million from $5.7 million primarily because of increased development activities, including additional clinical studies of Synagis. Selling, general and administrative expenses increased to $37.0 million in first quarter 1999 from $12.9 million in first quarter 1998 primarily because of the commission charge to the Ross Products division of Abbott Laboratories to co-promote Synagis, as well as the increased selling and marketing expenses associated with the launch of Synagis.

Earnings in first quarter 1999 grew 118 percent to $28.8 million from $13.2 million in first quarter 1998. First quarter 1999 included a charge of $18.2 million for income taxes; no tax expense was recorded in first quarter 1998. At March 31, 1999, cash and marketable securities had increased to $194.1 million compared with $134.9 million at December 31, 1998, primarily reflecting positive cash flows from operations.

Synagis is a humanized monoclonal antibody which was approved for marketing in June 1998 by the U.S. Food and Drug Administration (FDA) for the prevention of serious lower respiratory tract disease caused by RSV in pediatric patients at high risk of RSV disease (please see full prescribing information attached and at www.medimmune.com/products/synagispi.htm). Synagis is the first monoclonal antibody to be licensed for any infectious disease. Synagis is administered by intramuscular injection once per month during anticipated periods of RSV prevalence in the community. RSV is the most common cause of pneumonia and bronchiolitis in infants and children. In the Northern Hemisphere, the RSV season typically commences in November and lasts through April but it may begin earlier or persist later in certain communities.

CytoGam is an intravenous immune globulin enriched in antibodies against cytomegalovirus (CMV) and is marketed by MedImmune in the United States for the prophylaxis against CMV disease associated with transplantation of kidney, lung, liver, pancreas, and heart (please see full prescribing information attached and at www.medimmune.com/products/cytopi1.htm).

RespiGam is an intravenous immune globulin enriched in antibodies against RSV and is marketed by MedImmune in the United States for the prevention of serious lower respiratory tract infection caused by RSV in children under 24 months of age with bronchopulmonary dysplasia (BPD) or a history of premature birth (please see full prescribing information attached and at www.medimmune.com/products/resppi.htm).

MedImmune, a biotechnology company located in Gaithersburg, Maryland, develops and markets products that address medical needs in areas such as infectious disease, transplantation medicine, autoimmune disorders and cancer. MedImmune markets three products through its hospital-based sales force and has five new product candidates in clinical trials.

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
This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease occurs primarily during the winter months; the Company believes its operating results will continue to reflect that seasonality for the foreseeable future.

     Table Follows -

MedImmune, Inc.
Selected Financial Information
 (in thousands, except per share data)

Condensed Statements of Operations (Unaudited)
------------------------------------------------------------------

                                          Three Months Ended March 31,
                                          ---------------------------
                                              1999           1998*
                                            --------       --------
Revenues:
  Product sales                              $126,996       $ 42,893
  Other                                         1,725         16,445
                                             --------       --------
                                              128,721         59,338
                                             --------       --------

Costs and expenses:
  Cost of sales                                31,267         22,275
  Research and development                      8,783          5,668
  Selling, administrative and general          37,049         12,926
  Other operating expenses                      5,868          5,802
                                             --------       --------
                                               82,967         46,671
                                             --------       --------
Interest income, net                            1,259            538
                                             --------       --------
Income before income taxes                     47,013         13,205
Provision for income taxes                     18,178            -
                                             --------       --------
Net earnings                                 $ 28,835       $ 13,205
                                             ========       ========
Basic earnings per share                     $   0.52       $   0.25
                                             ========       ========

Shares used in computing
  basic earnings per share                     55,162         51,888
                                             ========       ========

Diluted earnings per share                   $   0.45       $   0.21
                                             ========       ========

Shares used in computing
  Diluted earnings (loss) per share            65,468        63,155
                                             ========       ========




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

Condensed Balance Sheets
----------------------------------------------------------------------

                                              March 31,   December 31,
                                               1999          1998
                                             ---------      ---------
                                              Unaudited
Assets:
  Cash and marketable securities             $194,054       $134,882
  Trade and contract receivables, net          42,329         34,837
  Inventory, net                               21,475         24,709
  Deferred, taxes, net                         73,485         77,518
  Property and equipment, net                  76,249         74,822
  Other assets                                  9,249          6,352
                                             --------       --------
                                             $416,841       $353,120
                                             ========       ========

Liabilities and shareholders' equity:
  Accounts payable                           $  2,045       $  4,052
  Accured expenses                             48,877         33,397
  Long term debt                               83,534         85,892
  Other liabilities                            21,485         19,947
  Shareholders' equity                        260,900        209,832
                                              --------       --------
                                             $416,841       $353,120
                                              ========       ========

Common shares outstanding                      55,623         54,655
                                             ========        ========

*Prior year share and per share amounts have been restated to give effect for the 2 for 1 stock split on December 31, 1998.





(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, Vice Chairman and Chief Financial Officer
(DATE)            May 19, 1999

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